EXHIBIT 23.11A

AGREEMENT DATED JUNE 9, 2003 BETWEEN THE COMPANY AND
LAS ASUNCION NEGOCIACION MINERA S.A.C. REGARDING THE EL
GALENO PROPERTY

TRANSLATION

Mr. Notary:

Kindly enter in your Public Deeds Registry the Option to Transfer Mining Rights Agreement entered into by and between La Asunción Negociadora Minera SAC (ASUMIN), with Tax Nº20338786728, domiciled at Casimiro Ulloa Nº176, apartment 3-5, Miraflores, province of Lima, department of Lima, duly represented by Mr. Gerardo Miguel Rojas Armas, with DNI Nº07858807 as Chairman of the Board and Mr. Waldo Delfín Rojas Armas with DNI Nº07858843 as General Manager both empowered as registered in File Nº03011466 of the Registry of Corporations of Lima and as approved in General Shareholders Meeting of April 24th, 2003, hereinafter THE TITLEHOLDERS, of one part; and on the other part LUMINA Copper SAC and duly represented by Mr. Luis Rodríguez Mariátegui Canny, according to LE Nº08798881 empowered as registered in File Nº00011480480 of the Registry of Corporations of Lima with domicile at Miguel Aljovín Nº530, Miraflores, province of Lima, department of Lima, hereinafter LUMINA; in the following terms and conditions stipulated in the following sections:

FIRST: BACKGROUND

1.1	THE TITLEHOLDERS are the current, unique and sole concessionaires of the following mining concessions located in the Department of Cajamarca, hereinafter collectively named the “MINING RIGHTS”.

(a)
“El Galeno”, 591.3231 hectares, Code N° 0300X2984X01, which title was approved by means of Departmental Resolution Nº 4701-97-RPM of June 23rd, 1997, located in the District of Encañada, Province of Celendín, Department of Cajamarca;

(b)
“El Galeno I”, de 274.5658 hectares, Code N° 0300X3250X01, which title was approved by means of Departmental Resolution Nº 4669-97-RPM of June 23rd, 1997, located in the District of Sorochuco, Province of Celendín, Department of Cajamarca;

(c)
“El Galeno II”, 349.9138 hectares, Code N° 0300X3255X01, which title was approved by means of Departmental Resolution Nº 03329-2000-RPM of August 25th, 2000, located in the District of Sorochuco, Province of Celendín, Department of Cajamarca;

(d)
“Galeno 10”, 22.02 hectares, Code N° 01-04099-95, which title was approved by means of Departmental Resolution Nº 7536-96-RPM of November 19th, 1996, located in the District of Encañada, Province of Celendín, Department of Cajamarca;

	(e)	“Galeno 11”, 326.63 hectares, Code N° 01-04097-95, which title was approved by means of Departmental Resolution Nº 5308-97-RPM of

Página 1 de 17

June 30th, 1997, located in the district of Encañada, Province of Celendín, Department of Cajamarca.

1.2

It is acknowledge that both parties know and accept that the Galeno II mining concession shown in letter c) of the preceding numeral at this date is subject to an administrative procedure (recurso de revisión) filed by Nº0100202402-D before the Mining Counsel. THE TITLEHOLDERS declare that Galeno II concession is under this situation due to a mistake of INACC related to the payment of the concession fee of said mining concession; situation that will end up in favour since its current titleholder, Mr. Gerardo Miguel Rojas Armas, has the original receipt of the challenged concession fee payment. Consequently, Mr. Gerardo Miguel Rojas Armas is committed to transfer such titleholding to ASUMIN (THE TITLEHOLDERS) so this last is the sole titleholder of all the MINING RIGHTS subject to this agreement. Notwithstanding, Mr. Gerardo Miguel Rojas Armas with DNI Nº07858807, acting for himself signs this document showing his acceptance and committing himself to transfer holding of mining concession Galeno II before THE TITLEHOLDERS immediately upon its restitution and consequently THE TITLEHOLDERS also immediately will formalise all necessary documents before LUMINA for the registry of this agreement in the Galena II mining concession´s file.

SECOND: REPRESENTATIONS AND WARRANTIES

2.1	THE TITLEHOLDERSs hereby represent and warrant that:

(a)
ASUMIN has all the corporate powers and the authority to enter into this Option Agreement and to grant the Option to LUMINA, being empowered to enter into and perform all acts undertaken by ASUMIN by means of this document, and no prior consent is required from any entity whatsoever.

(b)
Other than what is mentioned in sub-section 1.2, the MINING RIGHTS are in good standing, free and clear of any contingencies, liens or encumbrances and there are no oppositions by any priority rights of third parties; likewise, that there are no judicial or extra judicial action nor agreement that may affect or limit (i) their free transfer, (ii) the unlimited access of LUMINA to the areas comprised within the MINING RIGHTS or (iii) the entering into of this Agreement. Likewise, they are not subject to any assignment, mining option, joint venture agreements or the like and that they are not challenged for any reason whatsoever.

(c)
The MINING RIGHTS are totally up to date with the payment of the Concession Fees corresponding to each one of them for all the fiscal years from the date of their petition up to the concession fees for year 2002, payment due on June 2002. With respect to the penalty for not meeting the annual minimum investment or production as established in article 40 of the Single Text of the Mining Law, approved by Supreme Decree N° 014-92-EM and its amendments, extensions, regulations and other connected thereto (Mining Law) the MINING RIGHTS have not been subject to such payment until year 2002.

(d)
The MINING RIGHTS are incorporated in the Official Mining Map with definitive UTM co-ordinates and has no knowledge of any priority rights within their area ; likewise has no knowledge of any neighbour or

Página 2 de 17

bordering mining right with its definitive incorporation to the Official Mining Map pending.

	(e)	The MINING RIGHTS are not comprised within any Protected Natural Area, their cushion area and/or any Reserved Area, and have not been declared as Urban Area or Urban Development Area.

	(f)	The administrative and registration steps corresponding to the MINING RIGHTS have been accomplished with all the formalities for their concession title granting, as provided by law.

(g)
ASUMIN has not fail to comply whether directly or through other operators authorised by THE TITLEHOLDERS with all the laws, regulations or permits related to the exercise of the mining activities corresponding to them as titleholders of the MINING RIGHTS, and that they have not violated any provision related to the environmental protection while exercising their activities, there being no environmental conditions that may affect the MINING RIGHTS.

(h)
ASUMIN has complied with all the formal obligations applicable to the MINING RIGHTS in accordance to the Mining Law being up to date with all the declarations, studies, assessments, payments and any other requirement of law.

2.2
If LUMINA verifies that THE TITLEHOLDERS’s title to the MINING RIGHTS is (i) defective, (ii) deficient, (iii) corrupted, (iv) limited to its free assignment as contemplated in sub-section 8.4 and transfer, (v) challenged , LUMINA may file all legal actions deemed necessary which shall be borne by THE TITLEHOLDERS, in order to remedy such defects or limitations, without any responsibility for LUMINA who is entitled to deduct from the foreseen disbursements in sub-section 3.4 the expenses actually incurred in the defence of the title, without prejudice to THE TITLEHOLDERS’s obligation to co-operate with LUMINA in all those acts deemed necessary to that end and committing themselves to obtain the widest righting of law. This deduction will not be applicable in case the title and the exercise of the mining activity on the MINING RIGHTS were affected as a consequence of the obligations LUMINA is committed to according to this agreement.

2.3

LUMINA represents and warrants the following.

That it has the corporate power and authority as to enter into this Option Agreement and that no other consent or approval concerning to this Agreement is required.

2.4
THE TITLEHOLDERS and LUMINA hereby represent that this Option Agreement is not subject to any regulatory approval or consent, although subsequent actions of LUMINA or any of its affiliates may require approval related to the stock exchange or of any other kind. In any case any commitment in this extreme shall not affect the title of THE TITLEHOLDERS.

THIRD: TRANSFER OPTION

3.1	Transfer Option In accordance to article 165º of the General Mining Law, THE TITLEHOLDERS grants LUMINA an exclusive and irrevocable option to transfer, for LUMINA to

Página 3 de 17

decide at its sole discretion, within the term stipulated in sub-clause 3.3, the acquisition of one hundred per cent (100%) of the MINING RIGHTS, including its constituents and accessories parts and others, whether located inside or outside of their perimeter (hereinafter the Option).

3.2

Transfer Price

The Transfer Price for the 100% of the MINING RIGHTS, including their constituents and accessories parts that are part of the Option, is US$2,000,000 (Two millions and 00/100 Dollars of the United States of America), amount that eventually could be increased proportionally to the increase of the Retraction Token as agreed in numeral 3.4.2 (via adjustment) or reduced as provided in numeral 3.4.3 (the “Transfer Price”). Finally, the Transfer Price shall be equal to the corresponding amount to be paid as Retraction Token agreed in sub-section 3.4.

In addition to the Transfer Price and also as a consideration for the transfer of the MINING RIGHTS, including their constituents and accessories parts, upon exercising of the Option, LUMINA shall pay to THE TITLEHOLDERS the amounts foreseen in section 3.7 in the opportunities stipulated therein (hereinafter Deferred Price). The Retraction Token shall not be imputed to the Deferred Price; Deferred Price will not be subject to any adjustment either.

3.3	Term of the Option

		(a)	The term of the Option is forty eight (48) months as from the date of execution of this agreement.

(b)
Prior to the expiration of the forty eighth month of the Option, LUMINA may, at its own decision, extend the term of the Option up to a maximum of twelve (12) months in addition to the forty eight (48) months agreed in the foregoing literal a). The new term shall be counted as from the day following the expiration of the forty eight (48) month agreed in literal (a) of this subsection 3.3, this is on April 25th, 2007 as mentioned in paragraph 3.4.2. The extension shall be made upon notarial letter.

(c)
The term of the Option is compulsory for THE TITLEHOLDERS and voluntary for LUMINA. Accordingly, LUMINA may terminate the Option at any time by sending a Notification to THE TITLEHOLDERS, through a notary, indicating its intention. The termination will be in effect upon the thirtieth day as of receiving the above mentioned Notice. If termination of the Option takes place, both parties will be stating their conformity in doing so, as a signal of not having anything to claim from each other for such termination, committing LUMINA to comply within the terms stated herein with all its pending obligations due before or at the date of termination of the option.

3.4	Retraction Token

	3.4.1	LUMINA agree to give THE TITLEHOLDERS as Retraction Token, the following amounts:

(a)	US$10,000 Upon execution of this agreement;
(b)	US$20,000 July 25th, 2003.
(c)	US$50,000 October 25th, 2003.

Página 4 de 17

	(d)	US$100,000	April 25th, 2004.
	(e)	US$300,000	April 25th, 2005.
	(f)	US$400,000	April 25th, 2006.
	(g)	US$1,120,000	April 25th, 2007.

Both parties agree that once the term for each payment mentioned in the above paragraph is elapsed, LUMINA shall pay as a penalty the amount of US$500.00 per each day of demurrage in the payment, without prejudice of the corresponding interests.

3.4.2
If LUMINA decides to extend the term of the Option as mentioned in (b) of sub-section 3.3, the payment of US$1,120,000.00 (One Million one hundred and twenty thousand 00/100 dollars of the United States of America) foreseen in (g) of numeral 3.4.1 shall be postponed at the most until April 30th , 2008. In addition to the payments stipulated in numeral 3.4.1, LUMINA shall pay to THE TITLEHOLDERS as Retraction Token the amount of US$100,000.00 (one hundred thousand 00/100 dollars of the United States of America) for the extended twelve months period. This amount will be 100% paid on April 25th, 2007, day in which the extension starts. Even if 50% of this payment is not subject to any deduction from future payments, both parties agree that the other 50% of the payment will be reduced from the postponed US$1,120,000 that –after the deduction of the above mentioned US$50,000 -will be payable on April 25th , 2008. The token disbursed during the extended period will be subject to paragraph 3.4.3 referred to adjustments. The day for the purpose of calculating the adjustment will be the one in which the payment is cashed.

3.4.3

Adjustment to the Retraction Token

The Retraction Token payments to be disbursed to LUMINA pursuant to paragraphs (d), (e), (f) and (g) of sub-section 3.4.1 and those that eventually may apply according to numeral 3.4.2 will be subject to reduction based on the copper price average (3 month London Metal Exchange) fixed on the date immediately prior –or, in defect, the existing prior closest quotation- to each of the dates in which a payment is due. Adjustments will be calculated upon the following chart:

	Copper Price (US$)	Reduction of the Token
	Less to 0.65	50%
	Equal or more than 0.65 and less than 0.80	35%
	Equal or more than 0.80 and less than 1.00	20%
	Equal or more than 1.00	without adjustment

	The payments foreseen in (a), (b) y (c) of numeral 3.4.1 will not be subject to adjustment.

3.4.4	Imputation of the de Retraction Token Payment If LUMINA exercise the Option the Retraction Token given to THE TITLEHOLDERS pursuant to sub-sections 3.4.1 and 3.4.2 after

Página 5 de 17

adjustments (whenever applicable) according to numeral 3.4.3, shall be totally and automatically imputed to the Transfer Price at the same time when the Option is exercised, being committed to pay the resulting Transfer Price, if applicable, according to sub-section 3.6.

3.4.5	Waiver of the Retraction right THE TITLEHOLDERSS hereby waive to its right of retraction.

3.4.6

Requirements for the Disbursement of the Retraction Token

The Retraction Token referred to in sub-sections 3.4.1 y 3.4.2 shall be disbursed only if they were due during the term of the Option Agreement, and as long as the Agreement is not terminated.

3.4.7

Way of Payment of the Retraction Token

Payments set out in paragraphs (a), (b) and (c) of numeral 3.4.1 and 50% of the payment set out in paragraph (d) of sub-section 3.4.1 shall be made in cash. The remainder 50% of the payment set out in literal (d) of numeral 3.4.1, payments set out in (e), (f) and (g) of numeral 3.4.1, all the payments that eventually may apply according to numeral 3.4.2 and the Deferred Price may be made in shares of LUMINA (hereinafter the Shares) or in cash, at the option of LUMINA. LUMINA will guarantee THE TITLEHOLDERS that when the Shares become freely tradable (4 months after the issuance to THE TITLEHOLDERS) they will have an Aggregate Market Value (Share price multiplied by the number of Shares) equal or greater than when issued.

If at the moment in which the Shares become freely tradable they are at an Aggregate Market Value below the agreed value, LUMINA will pay within the next 5 working days the difference in cash to THE TITLEHOLDERS between the Aggregate Market Value on issue and the Aggregate Market Value on the date the Shares become free trading. With reimbursement of this difference the payment shall be deemed to have occur.

If at the moment in which the Shares become freely tradable they are above the Aggregate Market Value they had at issue, it will be deemed that LUMINA has completed the payment and THE TITLEHOLDERS will be entitled to retain the excess value.

3.4.8

Consequences for not Exercising the Option

If LUMINA decides not to exercise the Option the Retraction Token disbursed by LUMINA will be lost by LUMINA in benefit of THE TITLEHOLDERS will include, if applicable, the Value Added Tax and the Municipal Promotion Tax, as well as any other tax attached to the added value, consumption or sale that may be created in their place.

Likewise, LUMINA is complementary committed to the payment of the concession fee that eventually may be applicable for to the year in which the option is terminated as mentioned in paragraph 5.1.2 (b).

In the same way, LUMINA is committed to timely deliver all the necessary information for THE TITLEHOLDERS to comply with the filing of the Annual Consolidated Affidavit (DAC) and other administrative obligations related to

Página 6 de 17

the activity LUMINA may eventually execute in the MINING RIGHTS, as well as to comply with providing the information that the mining authority may request THE TITLEHOLDERS and LUMINA holds with respect to the works performed or with respect to the MINING RIGHTS by LUMINA according to this agreement.

Likewise, in case THE TITLEHOLDERS is commanded to the fulfillment of any of LUMINA´s obligations or being a Titleholder´s obligation THE TITLEHOLDERS is not able to comply with it due to LUMINA´s breach to this agreement, THE TITLEHOLDERS will be entitled to claim restitution against LUMINA. This right will be exercisable at any time and with respect to all the obligations that may have been applicable at the time the agreement was in force; which will be in force until the competent authority declares its conformity to the fulfillment of the obligation requested to THE TITLEHOLDERS, or in any case at the expiration of a 90 days term (as of the moment in which LUMINA notices its decision of not exercising the option or as of the moment in which this agreement terminates for any reason whatsoever); whatever occurs first.

In connection with the environmental obligations and responsibilities number (iii) of paragraph b) of sub-section 3.8.2 of sub-section 3.8 of this agreement shall be applicable.

3.4.9

Indivisibility of the Retraction Token

The Retraction Token foreseen in sub-sections 3.4.1 and 3.4.2 of Section Third are indivisible, therefore there will be no place to claims to collect the Retraction Token in portions based in the elapsed days, weeks or months.

In case LUMINA does not timely deliver any payment of the Retraction Token set out in numerals 3.4.1 y 3.4.2, THE TITLEHOLDERS will serve a Notice to LUMINA, by notary means, indicating such failure which shall be corrected within the next fifteen (15) calendar days as of the date in which LUMINA receives the Notice. In this case the penalty mentioned in paragraph 3.4.1 will apply until the day the payment is completed.

It will not be considered as a failure by LUMINA when the suspension to pay the Retraction Token set out in numerals 3.4.1 y 3.4.2, is based a controversy with respect to any failure of THE TITLEHOLDERS to comply with their obligations, until a final award or resolution is reached ending such controversy. Also, it will not be considered as a failure by LUMINA the lack of payments because of an Act of God or force majeure, declared accordingly with sub-section 8.3 of this Agreement.

3.5	Exercice of the Option

	3.5.1	LUMINA may exercise the Option at any time during the Term of the Option by serving a Notice to THE TITLEHOLDERS through a notary.

	3.5.2	Upon exercising the Option the transfer of the MINING RIGHTS in favour of LUMINA shall be perfected.

3.5.3
Without prejudice to the foreseen in numeral 3.5.2, for the purpose of registering the transfer in the registry files of the MINING RIGHTS, THE TITLEHOLDERS is unconditional and irrevocable committed to execute all the public and public instruments that LUMINA may require or request in

Página 7 de 17

accordance to law related to the registry of the transfer of the MINING RIGHTS, within a term not longer than twenty (20) calendar days upon receipt of the Notice exercising the Option. LUMINA shall be responsible for the wording of the documents and for the costs involving its preparation and registration. Any delay by THE TITLEHOLDERS to execute the documents requested by LUMINA after the Option is exercised, shall cause the automatic extension of the authorisation to perform mining activities referred to in Clause Forth, as well as creates the right of LUMINA to start any development, construction and exploitation works in the MINING RIGHTS without any additional consideration to the Transfer Price, situation that will last until THE TITLEHOLDERS executes all the documents required by LUMINA for this purpose.

3.6

Transfer Price Payment

The remainder of the Transfer Price will be equal to the difference that may exist between the Transfer Price and the total of the Retraction Token disbursed by LUMINA to THE TITLEHOLDERS. The remainder of the Transfer Price will be paid at the time of the execution of the public deed of transfer of the MINING RIGHTS, making public knowledge of the transfer of the MINING RIGHTS to LUMINA.

The Postponed Price will be paid at its corresponding moment, according with sub-section 3.7

3.7	Postponed Price As additional consideration for to the transfer of the MINING RIGHTS, LUMINA shall pay to THE TITLEHOLDERS, under the denomination of Postponed Price:

(a)
US$250,000.00 (two hundred and fifty thousand 00/100 dollars of the United States of America) upon completion of a Positive Feasibility Study. For purposes of this Agreement and the eventual transfer agreement arisen from the Option, it is understood that a Positive Feasibility Study is the study that recommends the commercial production of the MINING RIGHTS on which financial entities would be prepared to lend funds for construction.

(b)
US$1,300,000 (one million three hundred thousand 00/100 dollars of the United States of America), on the day in which one year is completed as from the date upon the MINING RIGHTS had commenced commercial production.

In relation with these Postponed Price and to secure the timely payment of its integrity, the corresponding legal mortgage will be registered upon the registry of the transfer of the MINING RIGHTS.

3.8	Termination of the Option Agreement

	3.8.1	Grounds for termination of the Option Agreement are:

(a)
LUMINA failure to timely pay any of the Retraction Token detailed in numerals 3.4.1 y 3.4.2 after the adjustments foreseen in numeral 3.4.3 of Third Clause and last paragraph of paragraph 3.4.1 on penalties for demurrages had occur, provided THE TITLEHOLDERS had complied with serving the requirement Notice and LUMINA failed on timely correcting in accordance to numeral 3.4.9.

Página 8 de 17

	(b)	The unilateral decision adopted by LUMINA in accordance to letter c) of numeral 3.3.

	(c)	Expiration of the Term of the Option contemplated in sub-section 3.3 of Section Third without LUMINA having exercised the Option;

	(d)	The agreement by the parties to terminate the Option Agreement.

	(e)	Lack of timely payment of the Concession Fees and the applicable penalties, accordingly to this agreement.

3.8.2	Upon termination of the Option Agreement:

(a)
The obligation to deliver the Retraction Token set out in sub-section 3.4, as well as any other obligation of LUMINA, whether monetary or not, ceases, except for those obligations in charge of LUMINA that upon termination were due in favour of THE TITLEHOLDERS according to this agreement.

(b)	Within the following sixty (60) days, LUMINA shall:

(i)
Deliver to THE TITLEHOLDERS copies of all the non interpretative reports, maps, plans, photos and records of drilling of LUMINA, being established that LUMINA does not formulate any representation or warranty related to the precision, detail or completeness of said documents. Likewise, LUMINA shall delivered to THE TITLEHOLDERS a technical report indicating the exploration works performed in the MINING RIGHTS up to the date of termination of this Agreement, with the same limitation regarding the precision, detail or completeness of their contents.

(ii)
Remove all equipment, machinery, buildings, structures, facilities and other property of any nature whatsoever, introduced, constructed or installed in the MINING RIGHTS, taking good care in all cases for not altering the integrity of the MINING RIGHTS DERECHOS MINEROS, remaining to the benefit of TITLEHOLDER the improvements necessary to keep the integrity of the mining activities.

(iii)

Perform the all the reclamation obligations that may be applicable resulting from exploration and development activities and leave the working field in an environmentally acceptable condition.

THE TITLEHOLDERS will have another 60 calendar days to verify that LUMINA has comply with its reclamation obligations according to Mining Exploration Activities Environmental Regulation and to make the applicable observations. In case of any observation LUMINA will be committed to perform all the necessary additional works at its cost and account in a reasonable term deemed to be necessary.

Notwithstanding the above and in the event THE TITLEHOLDERS shall respond for any non-compliance to the mentioned Regulation that at the time of raising the observations mentioned in the aforementioned paragraph were not identified, and that are related to the activities performed by LUMINA, and

Página 9 de 17

even in the case the remedy to the non-compliance is commanded to THE TITLEHOLDERS after this agreement has terminated, THE TITLEHOLDERS will also have the right to repeat against LUMINA for the reimbursement of all the expenses effectively paid for such non-compliance.

(c)
If LUMINA (i) is not able to or is delayed in the compliance with the obligations assumed under the foregoing letter (b) of the numeral 3.8.2 due to Acts of God or force majeure or (ii) a larger term is determined by law or by the corresponding authority, the relevant term of sixty (60) days set out in letter c) of paragraph 3.8.2 shall be extended for the period that may correspond.

FOURTH: AUTHORISATIONS OF MINING ACTIVITIES

4.1

By means of this Agreement, THE TITLEHOLDERS grant an express and exclusive authorisation for LUMINA to carry out exploration activity upon the MINING RIGHTS and other mining assessment works that it may deemed pertinent without any reserve nor limitation, that may allow LUMINA to determine the feasibility of their development in order to adopt the decision whether to exercise the Option or not. This authorisation shall be irrevocable to the extent the Option is in force.

4.2
LUMINA shall be entitled to use the minerals and to dispose of the total of the samples, and of the fifty per cent (50%) of the drilling cores obtained from its activities developed in the MINING RIGHTS.

4.3
LUMINA, without any additional consideration, shall be entitled to the easements, the rights upon them, rights of pass and access that THE TITLEHOLDERS may have now or may have in the future in connection with or in the area of influence of the MINING RIGHTS, which shall be transferred to LUMINA in case the Option is exercised. THE TITLEHOLDERS, also without any additional consideration, shall grant the right to use the land they own or possess, or acquires or occupies in the future, which will stand as long as the Option is in force. For the purpose of this agreement all the surface rights that may eventually THE TITLEHOLDERS may have will be considered as accessory parts to the MINING RIGHTS.

FIFTH: RIGHTS AND OBLIGATIONS OF THE PARTIES

5.1	LUMINA have the following rights and obligations:

	5.1.1	Rights:

(a)
Conduct at its sole judgement all the exploration, assessment and development works as convenient within the area of the MINING RIGHTS, according the programs and budgets prepared by LUMINA for itself and at its own criteria. There will be no investment or expenses commitment.

(b)
Have access as long as the Option is in force, to all the geological, technical, environmental and any other information related thereto that THE TITLEHOLDERS may possess now or in the future with respect to the MINING RIGHTS.

Página 10 de 17

(c)
Apply for new areas or bargain with third parties for itself any mining right in the neighbourhood of the MINING RIGHTS. In the event of an acquisition of a right or interest in this respect, these will not be part of this Agreement or to the transfer agreement that the Option may eventually cause.

	(d)	Request the delivery of the invoices for the corresponding disbursements.

5.1.2	Obligations:

(a)

Conduct the exploration works in the MINING RIGHTS accordingly with applicable good mining practices, complying with its obligations set out in Title Six of the Mining Law and the technical, health, safety, mining, environmental and any other rules related with the mining industry.

In connection with the environmental obligations and responsibilities number (iii) of letter b) of paragraph 3.8.2 of sub-section 3.8 of this agreement will be applicable.

(b)
Pay, before June 30 of each year, as long as the Option is in force on the preceding May 31st, the Concessions Fees and the Penalties that may apply with respect to the MINING RIGHTS, in order to keep them in good standing. This obligation shall not be understood, under any circumstance, as an obligation to execute works or to incur in minimum investments or expenses upon the MINING RIGHTS. In case of termination of this Option Agreement LUMINA will still be committed to pay the Concession Fees and the eventual penalty payment that may be applicable during that year, as long the Option is on force at January 1st of the given year. With respect to the penalties to be paid during the first semester of year 2003, even though it is a penalty due to not meeting the minimum annual production or investment during year 2002 –in which LUMINA had no obligation to explore/invest- LUMINA is committed to pay the penalty to be paid during year 2003 only for the Galeno 10 concession.

(c)

Deliver to THE TITLEHOLDERS annually or whenever the competent authority explicitly requests it all the technical data related to the activities performed by LUMINA in rhe MINING RIGHTS. In case the data is challenged by the mining competent authority as insufficient, incomplete or incorrect, LUMINA shall inform THE TITLEHOLDERS accordingly with what requested by such authority.

It is understood between the parties that the data supplied will not contain in any case interpretations by LUMINA to the activities executed by it.

(d)
Return the MINING RIGHTS clean from works executed by LUMINA and with the areas used during the Option reclaimed according to the environmental regulations in force and to letter b) (iii) of numeral 3.8.2.

(e)	Supply to THE TITLEHOLDERS an annual report showing the administrative activities performed with respect to the MINING

Página 11 de 17

RIGHTS, in connection to the concession fee payments and the penalty payments, as well as the necessary information for THE TITLEHOLDERS to comply with the filing of the Annual Consolidated Affidavit before the mining authority, in the opportunity requested by the latter.

5.2	THE TITLEHOLDERS have the following rights and obligations:

	5.2.1	Rights:

	(a)	Demand, if a delay occurs in the payment by LUMINA of the Retraction Token referred to in sub-section 3.4, according to the procedure established in numeral 3.4.9 of Section Third.

(b)
Reasonably conduct inspections, at its own risk and expense, to the works and mining activities performed by LUMINA in the MINING RIGHTS, to ensure compliance of LUMINA with its obligations hereof, for which THE TITLEHOLDERSS shall appoint their authorised representatives and to co-ordinate with LUMINA the availability, opportunity, access and lodging in the corresponding facilities of the MINING RIGHTS. For the purpose of the frequency and duration of the inspections rule II of the Preliminary Title of the Civil Code will apply.

5.2.2	Obligations:

(a)
Supply to LUMINA all the geological, technical, environmental and any other information THE TITLEHOLDERSS may possess, in connection to previous exploration, exploitation or any other mining or non mining works performed in the MINING RIGHTS.

		(b)	Notice immediately to LUMINA of any subpoena or notice received, or action initiated in connection with the MINING RIGHTS, as soon as they know about them.

(c)
Not conduct mining or any other kind of activity in the MINING RIGHTS, nor compromise the validity, existence or title of the MINING RIGHTS, as well as to fulfil with all necessary acts to keep the titles of the MINING RIGHTS in good standing.

		(d)	Not enter into any agreement, nor encumber, mortgage, charges, o perform any activity that may restrain in any way their rights or, in general, may affect the MINING RIGHTS o this Agreement.

5.2.3

THE TITLEHOLDERS voluntarily will perform all acts to his reach to support LUMINA. Exceptionally, in case of defending the MINING RIGHTS and for obtaining the necessary permits, approvals, easements, water rights and surface rights, THE TITLEHOLDERS is committed to participate performing all the necessary acts to his reach.

SIXTH: MINING OPERATIONS

6.1	In exercising the rights conferred to LUMINA by means of this Agreement, LUMINA shall make, at its own judgement, the investments it deemed necessary

Página 12 de 17

without the participation of THE TITLEHOLDERS and complying with all the applicable legal provisions.

6.2
LUMINA may make all its efforts to obtain any permit or authorisation of any nature whatsoever, from public and privates entities in order to conduct the operations and activities in the MINING RIGHTS. LUMINA shall be the sole responsible of performing such acts; however, THE TITLEHOLDERS may give the most complete assistance and co-operation with LUMINA in all deemed necessary to that end, as stipulated in numeral 5.2.3.

6.3
LUMINA will be the sole responsible for any all acts and harms from the performance of the mining activities which is in charge of and in case THE TITLEHOLDERS has to economically face third parties for such acts and harms; may seek for restitution against LUMINA who will be committed to pay whatever is legally applicable and THE TITLEHOLDERS has reasonably disbursed.

SEVENTH: ENVIRONMENTAL ASPECTS

7.1
THE TITLEHOLDERS of the MINING RIGHTS represents to be liable for all the emissions, discharges and disposal of wastes into to environment that may result from processes carried out in the MINING RIGHTS, whether by themselves, its predecessors or contractors, prior to the execution of this Agreement. Accordingly, THE TITLEHOLDERSS are obliged to the payment of any fine, remedy or indemnification for any occurrence up to that date or the consequences thereto, even if they are be demanded afterwards and still during the term of this Agreement, releasing LUMINA of any responsibility thereat.

7.2

If eventually LUMINA performs or carries out measures to mitigate the environmental effects of the mining activities performed by THE TITLEHOLDERS, their predecessors or contractors, as the case may be, or by means of administrative or judicial mandate should make payments of fines, remedies or any indemnification in favour of the State or third parties, related with mining activity performed by THE TITLEHOLDERS prior to the execution of this agreement, LUMINA shall notify THE TITLEHOLDERS who must intervene in the administrative or judicial processes and carry out a diligent defence of their interest and of the MINING RIGHTS. Despite this is not an obligation for LUMINA, LUMINA may incur in certain environmental expenses on account of THE TITLEHOLDERSS and may act in defence of the MINING RIGHTS and THE TITLEHOLDERSS. LUMINA may deduct from the Postponed Price all the amounts paid in accordance to this numeral. LUMINA may also discount of the Postponed Price all the necessary amounts to cover the costs incurred on environmental expenses and defence of the MINING RIGHTS and THE TITLEHOLDERS.

7.3
In the event THE TITLEHOLDERS shall perform or carry out measures to mitigate the environmental effects of the mining activities performed by LUMINA or contractors, as the case may be, or by means of administrative or judicial mandate should make payments of fines, remedies or any indemnification in favour of the State or third parties, related with mining activity performed by LUMINA during the term of this agreement, THE TITLEHOLDERS shall file all the necessary defence mechanisms and will notice LUMINA, who if it is the case shall assume the payment of whatever disbursed by THE TITLEHOLDERS in compliance of such obligations. Notwithstanding this sub-section, at the termination of the agreement number (iii) of letter b) of paragraph 3.8.2 of subsection 3.8 of section 3 of this agreement will be applicable.

Página 13 de 17

EIGHT: OTHER PROVISIONS

8.1

Governing Law

The Parties hereby are subject to the stipulations contained in this Agreement and, in defect hereto will be governed by the provisions of the Mining Law, as well as by the rules of the Civil Code and other applicable rules of the Republic of Peru.

8.2	Arbitration

8.2.1
Any dispute, conflict, controversy or claim arisen between the parties in connection with the Option Agreement or any other act contained therein, its performance, scope, execution, validity, interpretation, breach or termination as well as to granting and/or execution of the public and private documents whereby the transfer of the MINING RIGHTS is publicly disclosed after the Option is exercised by LUMINA, shall be submitted to an arbitration of law in the city of Lima, subject to the rules of the Centro de Conciliación y Arbitraje Nacional e Internacional de la Cámara de Comercio de Lima, pursuant to the Peruvian legislation of the matter, which award shall be final and unappealable. All notices related to the arbitration including the notice of arbitration and its answer may be delivered as provided for Notices under this Agreement.

8.2.2

Arbitration shall be conducted by one arbitrator designated by the Parties by mutual consent within thirty (30) calendar days following the reception of the Notice of arbitration. If the Parties fail to designate the sole arbitrator during the term stipulated, the arbitration shall be in charge of three (3) arbitrators. Either party shall appoint one arbitrator, and the two arbitrators so appointed shall appoint the third arbitrator who shall preside the Arbitral Tribunal.

8.2.3
If within the thirty (30) calendar days following: (a) the reception of a Notice appointing one arbitrator by one of the Parties, the other Party fails to appoint the second arbitrator; or if (b) within the thirty (30) calendar days of the appointment of the second arbitrator, the arbitrators fail to reach an agreement to appoint the Chairman of the Arbitral Tribunal, the appointment shall be made by theChamber of Commerce of Lima. This decision is definitive an unappealable.

8.2.4
In the event that one of the arbitrators may not be able to comply with his/her functions for any reason whatsoever, the appointing party should appoint his/her substitute. If the arbitrator not able to perform his/her functions is the chairman of the Tribunal, the appointing of the new arbitrator shall be responsibility of the remaining two arbitrators in application of the preceding numeral 8.2.3 hereof.

	8.2.5	To effects of any suppletory intervention of the Judiciary expressly provided in the law of the matter, the Parties hereby are subject to the Judges and Specialised Courts of the Superior Court of Lima.

8.3	Act of God and Force Majeure

	8.3.1	For purposes of this Agreement force majeure or Act of God are those events which cause cannot be attributable to any of the parties, being

Página 14 de 17

extraordinary, unforeseeable and overwhelming and that even being foreseeable are beyond any reasonable control preventing the performance of the obligation or determining its partial, delayed or defective compliance, during a term no longer than fifteen (15) days. By way of illustration but not limited to it, are events of force majeure the national and regional strikes, the Act of God and of law, provisions, mandates, instructions or resolutions of the government or governmental entities limiting the development of the works in the areas foreseen in this Agreement or the access to said areas, judicial decisions and resolutions of any kind or hierarchy whatsoever; diminishing, suspending or stopping of the assessment or exploration works as a result of the limitation of the right of way or access to the MINING RIGHTS; acts of war, whether declared or not, terrorism, subversive actions, riots or civil war, disorders, insurrection or rebellion, fire, explosions, earthquakes, natural disasters, storms, flooding, drought, adverse climatic conditions except those deemed as normal. Financial reasons may not be alleged as an event of force majeure.

8.3.2
The obligations contained in this Agreement may be suspended by Acts of God or force majeure duly notified by LUMINA. This Notice shall include the nature of the fact or act, the reason and the approximated term of the suspension.

8.3.3

Once the event that caused the suspension of this agreement by force majeure or Act of God has ceased, LUMINA shall do all whatever is reasonable to reassume its obligations in a term no longer than 90 days. At the end of this term, unless LUMINA shows that the fact that caused the suspension still subsists, the suspension of the agreement will terminate and the counting of term of this agreement will automatically reinitiate.

In case LUMINA shows that the event that caused the suspension has lasted for more than 90 calendar days and for the case the event that caused the force majeure or Act of God will last for a longer term which is not known; both parties agree that the agreement will be suspended for a maximum of one (01) year, and the term of the agreement will be extended for the same period at LUMINA´s request. However, in the case that the event that causes the suspension occurs after LUMINA has disbursed the US$400,000 (four hundred thousand 00/100 dollars of United States of America) set out in letter f) of paragraph 3.4.1 of subsection 3.4 of section 3 of this agreement, this sub-section 8.3.3 will not be applicable.

8.3.4
Both parties agree that even when this agreement is suspended for an event of force majeure or Act of God, LUMINA will be entitled to exercise the option, in which case the suspension of the agreement will terminate and the agreement will be applicable for the execution of the transfer.

8.4	Assignment of Contractual Position – Authorizations

8.4.1

LUMINA is expressly entitled to assign its contractual position to this Option Agreement in whole to a company controlled by LUMINA or by the shareholders of LUMINA which is listed in a Stock Exchange. Any other assignment, whether to a third parties or for less than the total interest herein, shall be to a company listed in a Stock Exchange and will be subject to an authorisation by THE TITLEHOLDERSS, which consent cannot be unreasonably withheld.

Página 15 de 17

	8.4.2	THE TITLEHOLDERS is not entitled to assign its contractual position to this Option Agreement or to their rights hereto; except if LUMINA explicitly authorises such assignment.

	8.4.3	In all cases, if the assignment of the contractual position or the rights hereto takes place the assignee shall be undertaken to the same terms and conditions of this Agreement.

8.5	Notices

All notices, offers, summons, petitions and in general all correspondence (“Notice”) between the Parties in connection to this Agreement, shall be in writing to the addresses indicated below, deemed to be known in the date of it reception with an evidence of its reception, or delivered through a notary, during office hours, this is between 9am and 5 pm. In any case, if reception takes place in a holiday it will be deemed as effectively received the following working day. Any amendments to the addresses, telephones or faxes shall be reported through notary or reliable evidence with five days of anticipation; if not any Notice sent to the former address shall be deemed as well noticed.

		(a)	THE TITLEHOLDERSS:	Casimiro Ulloa 176 –apartment 5,
Urb. San Antonio, Miraflores, Lima
Telephone 447-1318
Fax 447-1318
Att.: Mr. Waldo Delfín Rojas Armas

		(b)	LUMINA:	Miguel Aljovín Nº530, Surco, Lima
Telephone 447-3011
Fax 447-0747
Att.: Mr. Luis Rodríguez Mariátegui
Canny

8.6	Taxes and Expenses

	8.6.1	Either Party shall personally honour its tax obligations.

	8.6.2	Either Party shall be held liable for its legal costs and any other cost applicable to the preparation, reviewing and other acts required under this Option Agreement.

	8.6.3	All the notary and registration expenses concerning this Option Agreement, as well as those involving the transfer agreement that eventually may arise from the Option shall be borne by LUMINA.

8.7	Confidentiality

8.7.1
All data, reports, records and other information of any nature whatsoever developed or acquired by the parties in connection with this Agreement shall be deemed confidential by both parties (“Confidential Information”), and such information may not be revealed or disclosed to any third party without the other parties´ prior written consent. If the other party fails to express its consent the disclosing will be deemed accepted

Página 16 de 17

8.7.2
If any of the parties were demanded to disclose Confidential Information to any governmental entity of competence and/or to its offices, to the extent provided by law, or to respond a legitimate request of said Confidential Information, the party so requested prior to disclose the information shall immediately notice the other party of such requirement and its terms.

8.7.3
None of the parties may not publicly announce nor disclose any matter related to this Agreement, including Confidential Information and non Confidential Information, without the other party’s previous written consent on the contents of said announcement or release.

8.8	Validity

This Agreement constitutes the full agreement between the parties and it substitutes any other document, agreement, covenant or contract that the parties may have previously executed in connection with the MINING RIGHTS or with any concept linked thereto. Mr. Notary, kindly add the clauses required by law and send the respective notices to the Public Mining Registry for purpose of its registration in the entries of the Book of MINING RIGHTS of the Public Registry, corresponding to the mining concessions subject matter of this Option.

Executed in sign of conformity this 25th day of the month of April of 2003.

LUMINA	THE TITLEHOLDERSS

Gerardo Miguel Rojas Armas

Página 17 de 17